Exhibit 4.1

RESOLVED that pursuant to the authority granted to and vested in the Board of Directors of the Company in accordance with the provisions of the articles of association of the Company (the “Articles”) there should be issued a series of preference shares of 5 pence each in the capital of the Company (“Preference Shares”), which series shall be designated as the Series A Convertible Preference Shares, with the rights and subject to the restrictions and limitations (in addition to any provisions set forth in the Articles which are applicable to Preference Shares of all classes and series) as follows:

SERIES A CONVERTIBLE PREFERENCE SHARES

SECTION 1. DEFINITIONS. For the purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Companies Act” means Companies Act 2006, as amended.

“Conversion Date” shall have the meaning set forth in Section 5(a).

“Conversion Ratio” shall have the meaning set forth in Section 5(b).

“Conversion Shares” means, collectively, the Ordinary Shares created upon conversion of the Series A Preference Shares.

“Directors” means the directors of the Company from time to time.

“Distribution” shall have the meaning set forth in Section 6(b).

“Holder” means any holder of Series A Preference Shares.

“Junior Securities” shall have the meaning set forth in Section 4(a).

“Nasdaq” means The Nasdaq Stock Market LLC.

“Notice of Conversion” shall have the meaning set forth in Section 5(a).

“Ordinary Shares” means the ordinary shares of £0.50 each in the capital of the Company.

“Parity Securities” shall have the meaning set forth in Section 4(a).

“Person” means any individual or company, partnership, trust, incorporated or unincorporated association, joint venture, government (or an agency or subdivision thereof) or other entity of any kind.

“Register” means the register of members of the Company.

“Senior Securities” shall have the meaning set forth in Section 4(a).

“Series A Preference Shares” means the Series A Preference Shares of £0.05 each in the capital of the Company.

“Trading Day” means a day on which the Ordinary Shares (or instruments representing the Ordinary Shares) are traded on Nasdaq or if the Ordinary Shares (or instruments representing Ordinary Shares) are not traded on Nasdaq, then the principal securities exchange or securities market on which the Ordinary Shares (or instruments representing Ordinary Shares) are then traded.

SECTION 2. DIVIDENDS.

Holders shall be entitled to receive, and the Company shall pay, dividends (other than dividends in the form of Ordinary Shares) on the Series A Preference Shares equal (on an as-if-converted-to-Ordinary-Shares basis) to and in the same form as dividends (other than dividends in the form of Ordinary Shares) actually paid on Ordinary Shares when, as and if such dividends (other than dividends in the form of Ordinary Shares) are paid on the Ordinary Shares. In the case of any capitalisation of profits or reserves resulting in the allotment of fully paid Ordinary Shares to the holders of Ordinary Shares, the amount appropriated to the Holders shall be applied in paying up new Series A Preference Shares which shall be allotted to the Holders in accordance with their respective entitlements.

SECTION 3. VOTING RIGHTS.

Except as otherwise provided herein or as required by applicable law, the Series A Preference Shares shall have no voting rights. However, as long as any Series A Preference Shares are outstanding, the Company shall not, without the approval of the Holders of seventy-five percent (75%) of the then outstanding Series A Preference Shares, alter or change adversely the powers, preferences or rights attaching to the Series A Preference Shares or enter into any agreement with respect to the foregoing.

SECTION 4. RANK; LIQUIDATION.

(a) The Series A Preference Shares shall rank: (i) in priority to all of the Ordinary Shares; (ii) in priority to any class or series of shares of the Company hereafter created specifically ranking by its terms subordinate to any Series A Preference Shares (“Junior Securities”); (iii) pari passu with any class or series of shares of the Company hereafter created specifically ranking by its terms pari passu with the Series A Preference Shares (“Parity Securities”); and (iv) subordinate to any class or series of shares of the Company hereafter created specifically ranking by its terms in priority to any Series A Preference Shares (“Senior Securities”), in each case, as to a distribution of assets on a liquidation or a return of capital (other than a conversion, redemption or purchase of shares).

(b) Subject to the preferential rights of the holders of any Senior Securities of the Company, upon on a liquidation or a return of capital (other than a conversion, redemption or purchase of shares) (each, a “Liquidation Event”), each holder of Series A Preference Shares shall be entitled to receive, in priority to any distributions of any of the assets or surplus funds of the Company to the holders of the Ordinary Shares and Junior Securities and pari passu with any distribution to the holders of Parity Securities, an amount equal to $.001 per Series A Preference Share, plus an additional amount equal to any dividends declared but unpaid on such shares, before any payments shall be made or any assets distributed to holders of any class of Ordinary Shares or Junior Securities. If, upon any such Liquidation Event, the assets of the Company shall be insufficient, after payment to any Senior Securities, to pay the holders of the Series A Preference Shares the amount required under the preceding sentence, then all remaining assets of the Company shall be distributed pro rata to holders of the Series A Preference Shares and Parity Securities.

(c) After payment to the holders of the Series A Preference Shares of the amount required under Section 4(b) and subject to the preferential rights of the holders of any Senior Securities of the Company, the remaining assets or surplus funds of the Company, if any, available for distribution to shareholders shall be distributed pro rata among the holders of the Series A Preference Shares, any other class or series of shares that participates with the Ordinary Shares in the distribution of assets upon any Liquidation Event and the Ordinary Shares, with the holders of the Series A Preference Shares deemed to hold that number of Ordinary Shares into which such Series A Preference Shares are then convertible.

SECTION 5. CONVERSION.

(a) Conversions at Option of Holder.

Each Series A Preference Share shall be convertible, at any time and from time to time from and after the date of the issue thereof, at the option of the Holder thereof, into a number of Ordinary Shares calculated on the basis of the Conversion Ratio in effect at the time of such conversion. Holders shall effect conversions by notice to the Company (a “Notice of Conversion”), executed by the Holder in the form attached hereto as Annex A. Other than a conversion following a notice provided for under Section 6(d)(ii) hereof, the Notice of Conversion must specify at least a number of Series A Preference Shares to be converted equal to the lesser of: (x) 100 Ordinary Shares (such number subject to appropriate adjustment following the occurrence of an event specified in Section 6(a) hereof) and (y) the number of Series A Preference Shares then held by the Holder. The “Conversion Date” shall be the Trading Day that the executed Notice of Conversion is sent by facsimile to, and received during regular business hours by, the Company; provided that the Notice of Conversion, is received in original form by the Company within two (2) Trading Days thereafter. In all other cases, the Conversion Date shall be defined as the Trading Day on which the Notice of Conversion is received in original form by the Company.

(b) Conversion Ratio.

The fully paid Series A Preference Shares are convertible into fully paid Ordinary Shares at the rate of one Ordinary Share for every 10 Series A Preference Shares (the “Conversion Ratio”). A holder of Series A Preference Shares shall not be entitled to receive any fractions of an Ordinary Share.

(c) Mechanics of Conversion.

(i) Delivery Upon Conversion.

Within three Trading Days after receipt by the Company of the Notice of Conversion for the Series A Preference Shares being converted, the Company shall cause the name of the converting Holder to be entered in the Register as the holder of the number of Conversion Shares being created upon the conversion of Series A Preference Shares.

(ii) Method of Conversion.

The conversion of the Series A Preference Shares into Ordinary Shares shall be effected by the consolidation and/or sub-division of the Series A Preference Shares and redesignation of them as Ordinary Shares at the Conversion Ratio or in such other manner as may be determined by the Directors at the time of conversion and as is permitted by the Companies Act.

(iii) Obligation Absolute.

Subject to the Companies Act, the Company’s obligations to deliver the Conversion Shares upon conversion of Series A Preference Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any set-off, counterclaim, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to such Holder in connection with the delivery of such Conversion Shares.

(iv) Fractional Shares.

No fractional Ordinary Shares shall be issued upon the conversion of the Series A Preference Shares. As to any fraction of a share which a Holder would otherwise be entitled to receive upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction as determined by the Directors or round down to the next whole Ordinary Share.

(e) Status as Shareholder.

Upon each Conversion Date, the Holder’s rights as a holder of such converted Series A Preference Shares shall cease and terminate, excepting only the right to receive certificates for such Ordinary Shares and to any remedies provided herein or otherwise available at law or in equity to such Holder. The Ordinary Shares to which a Holder is entitled upon conversion shall for all purposes be credited as fully paid, rank pari passu in all respects with the Ordinary Shares then in issue and entitle the holder to receive dividends and other distributions declared, made or paid on Ordinary Shares on or after the Conversion Date.

SECTION 6. CERTAIN ADJUSTMENTS.

(a) Sub-division and Consolidation.

If the Company, at any time while the Series A Preference Shares remain capable of being converted into Ordinary Shares, sub-divides any Ordinary Shares into a larger number of Ordinary Shares or consolidates any Ordinary Shares into a smaller number of shares, then the Conversion Ratio shall be adjusted to reflect such sub-divisions or consolidation such that following the consolidation or sub-division the paid up nominal value of the Series A Preference Shares being converted is equal to the paid up nominal value of the Ordinary Shares into which they convert.

Any adjustment made pursuant to this Section 6(a) shall become effective immediately after the effective date of the event.

(b) Rights Upon Distribution of Assets.

If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Ordinary Shares (other than dividends in the form of Ordinary Shares), by way of return of capital or otherwise (including, without limitation, any distribution of cash, shares or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), a Holder shall be entitled to receive the dividend or distribution of assets that would have been payable to such Holder pursuant to the Distribution had such Holder converted his or her Series A Preference Shares (or, if he or she had partially converted such shares prior to the Distribution, any unconverted portion thereof) immediately prior to the record date applicable to such Distribution.

(c) Calculations.

All calculations under this Section 6 shall be made to the nearest $0.01 or the nearest 1/100th of a share, as the case may be.

(d) Notice to the Holders.

(i) Adjustment to Conversion Ratio. Whenever the Conversion Ratio is adjusted pursuant to any provision of this Section 6, the Company shall promptly deliver to each Holder at its last address as it shall appear upon the Register a notice setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii) Other Notices. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Ordinary Shares, (B) the Company shall declare a special non-recurring cash dividend on or a redemption of the Ordinary Shares, (C) the Company shall authorize the granting to all holders of the Ordinary Shares of rights or warrants to subscribe for or purchase any shares of any class or of any rights, (D) the approval of any shareholders of the Company shall be required in connection with any redesignation of the Ordinary Shares, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share exchange whereby the Ordinary Shares are converted into other securities, cash or property or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of the Series A Preference Shares, and shall cause to be delivered to each Holder at its last address as it shall appear upon the Register, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Ordinary Shares of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such redesignation, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Ordinary Shares of record shall be entitled to exchange their Ordinary Shares for securities, cash or other property deliverable upon such redesignation, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.

ANNEX A

AMARIN CORPORATION PLC

CONVERSION NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER

TO CONVERT SERIES A PREFERENCE SHARES

Pursuant to Section 5 of the terms of the Series A Preference Shares of Amarin Corporation plc (the “Company”) notice is hereby given of the conversion of the below-referenced number of Series A Preference Shares (each 10 Series A Preference Shares being convertible into 1 Ordinary Share, subject to adjustment as set forth in the terms of the Series A Preference Shares):

Number of Series A Preference Shares to be converted

Number of Ordinary Shares beneficially owned by the Registered Holder[1] as of the Conversion Date

Date:

Name of Registered Holder

By:
Name:
Title:

[1]	Together with such Registered Holder’s affiliates, and any other person whose beneficial ownership of Ordinary Shares would be aggregated with the Purchaser’s for purposes of Section 13(d) of the U.S. Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder, including any “group” of which the Registered Holder is a member.